TRANSFER AGENCY AND SERVICE AGREEMENT

                                     between

                              EQUITY MANAGERS TRUST

                                       and

                       STATE STREET BANK AND TRUST COMPANY

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                                TABLE OF CONTENTS
                                  -----------------


     1.       Terms of Appointment; Duties of the Bank . . . . . . . . . .     1

     2.       Fees and Expenses  . . . . . . . . . . . . . . . . . . . . .     3

     3.       Representations and Warranties of the Bank . . . . . . . . .     4

     4.       Representations and Warranties of the Fund . . . . . . . . .     4

     5.       Data Access and Proprietary Information  . . . . . . . . . .     4

     6.       Indemnification  . . . . . . . . . . . . . . . . . . . . . .     6

     7.       Covenants of the Fund and the Bank . . . . . . . . . . . . .     8

     8.       Termination of Agreement . . . . . . . . . . . . . . . . . .     9

     9.       Additional Portfolios  . . . . . . . . . . . . . . . . . . .     9

     10.      Assignment . . . . . . . . . . . . . . . . . . . . . . . . .     9

     11.      Amendment  . . . . . . . . . . . . . . . . . . . . . . . . .    10

     12.      Massachusetts Law to Apply . . . . . . . . . . . . . . . . .    10

     13.      Force Majeure  . . . . . . . . . . . . . . . . . . . . . . .    10

     14.      Consequential Damages  . . . . . . . . . . . . . . . . . . .    10

     15.      Merger of Agreement  . . . . . . . . . . . . . . . . . . . .    10

     16.      Limitations of Liability of the Trustees and
              Shareholders, Officers, Employees and Agent  . . . . . . . .    11

     17.      Counterparts . . . . . . . . . . . . . . . . . . . . . . . .    11

     18.      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . .    11

                      TRANSFER AGENCY AND SERVICE AGREEMENT
                      -------------------------------------


     AGREEMENT made as of the 2nd day of August, 1993, by and between EQUITY MANAGERS TRUST, a New York common law trust, having its principal office and place of business at 605 Third Avenue, New York, New York 10158 (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

     WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Fund intends to initially offer shares in five series, Neuberger & Berman Genesis Portfolio, Neuberger & Berman Guardian
     Portfolio, Neuberger & Berman Partners Portfolio, Neuberger & Berman Manhattan Portfolio and Neuberger & Berman Selected Sectors Portfolio (such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Article 9, being herein referred to as a "Portfolio", and collectively as the "Portfolios");

     WHEREAS, the Fund on behalf of the Portfolios desires to appoint the Bank as its transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities, and the Bank desires to accept such appointment;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:


     1.       Terms of Appointment; Duties of the Bank
              ----------------------------------------

              1.1 Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Bank to act as, and the Bank agrees to act as its transfer agent for each Portfolio's beneficial interests ("Shares").

              1.2 The Bank agrees that it will perform the following services:

                      (a) In accordance with procedures established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable, and the Bank, the Bank shall:

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                               (i)     Receive  for  acceptance,  orders for the
                                       initial   purchase  of  or  increase  in,
                                       Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Declaration of Trust of the Fund (the "Custodian");

                               (ii) Pursuant to orders to increase Shares, record the appropriate number of Shares in the name of the holder ("Shareholder") and hold such Shares in the appropriate Shareholder account;

                              (iii) Receive for acceptance requests and directions to withdraw (in whole or in part) Shares and deliver the appropriate documentation thereof to the Custodian;

                               (iv) At the appropriate time and as and when it receives monies paid to it by the Custodian with respect to any withdrawal, pay over or cause to be paid over in the appropriate manner such monies as instructed by the withdrawing Shareholder(s);

                                (v)    Maintain records of account for and
                                       advise for each Portfolio and its
                                       Shareholders as to the foregoing; and

                                (vi)   Record the issuance of shares of each
                                       Portfolio and maintain pursuant to SEC
                                       Rule 17Ad-10(e) a record of the total
                                       number of shares of the Fund and each
                                       Portfolio which are authorized, based
                                       upon data provided to it by the Fund, on behalf of each Portfolio, and issued and outstanding. The Bank shall also provide the Fund and each Portfolio on a regular basis with the total number of shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund on behalf of each Portfolio.

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                      (b)      In  addition  to  and  neither  in  lieu  nor  in
                               contravention of the services set forth in the above paragraph (a), the Bank shall perform the customary services of a transfer agent.

                      (c) Procedures as to who shall provide certain of these services in Section 1 may be established from time to time by agreement between the Fund on behalf of each Portfolio and the Bank per the attached service responsibility schedule. The Bank may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf.

                      (d) The Bank shall provide additional services on behalf of the Fund (i.e., escheatment services) which may be agreed upon in writing between the Fund and the Bank.

     2.       Fees and Expenses
              -----------------

              2.1 For the performance by the Bank pursuant to this Agreement, the Fund, on behalf of each Portfolio agrees to pay the Bank an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Bank.

              2.2 In addition to the fee paid under Section 2.1 above, the Fund, on behalf of the applicable Portfolio, agrees to reimburse the Bank for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund, will be reimbursed by the Fund on behalf of the applicable Portfolio.

              2.3 The Fund, on behalf of the applicable Portfolio, agrees to pay all fees and reimbursable expenses within five days following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date of such materials.

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     3.       Representations and Warranties of the Bank
              ------------------------------------------

              The Bank represents and warrants to the Fund that:

              3.1 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

              3.2 It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

              3.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

              3.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

              3.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     4.       Representations and Warranties of the Fund
              ------------------------------------------

              The Fund represents and warrants to the Bank that:

              4.1 It is a business trust duly organized and existing and in good standing under the laws of New York.

              4.2 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

              4.3 All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

              4.4 It is an open-end management investment company registered under the Investment Company Act of 1940, as amended.

     5.       Data Access and Proprietary Information
              ---------------------------------------

              5.1 The Fund acknowledges that the computer programs, screen formats, report formats (except such screen formats and report formats as may be necessary to respond to shareholder problems or inquiries), interactive design techniques, and documentation manuals furnished to the Fund by the Bank as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by

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                      the Bank on data bases under the control and  ownership of the Bank or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Bank or other third party. In no event shall Proprietary Information be deemed Customer Data. The Fund agrees to treat all Proprietary Information as proprietary to the Bank and further agrees that it shall not divulge any Proprietary Information to any
                      person  or   organization   except  as  may  be   provided
                      hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents:

                      (a) to access Customer Data solely from locations as may be designated in writing by the Bank and solely in accordance with the Bank's applicable user documentation;

                      (b) to refrain from copying or duplicating in any way the Proprietary Information;

                      (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Bank's instructions;

                      (d) to honor all reasonable written requests made by the Bank to protect at the Bank's expense the rights of the Bank in Proprietary Information at common law, under federal copyright law and under other federal or state law.

              Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 5. The obligations of this Section shall survive any earlier termination of this Agreement.

              5.2 If the Fund notifies the Bank that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Bank shall endeavor in a timely manner to correct such failure. Organizations from which the Bank may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Bank arising out of the contents of such third party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE BANK

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                      EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY
                      STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A
                      PARTICULAR PURPOSE.

              5.3 If the transactions available to the Fund include the ability to originate electronic instructions to the Bank in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information (such transactions constituting a "COEFI"), then in such event the Bank shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Bank from time to time.

     6.       Indemnification
              ---------------

              6.1 The Bank shall not be responsible for, and the Fund shall on behalf of the applicable Portfolio indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

                      (a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

                      (b) The Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder.

                      (c) The reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and
                               (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar.

                      (d) The reasonable reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Fund on behalf of the applicable Portfolio.

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                      (e)      The offer or sale of Shares in violation of any
                               requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

              6.2 The Bank shall indemnify and hold the Fund and each Portfolio thereof harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributed to any action or failure or omission to act by the Bank as a result of the Bank's lack of good faith, negligence or willful misconduct.

              6.3 At any time the Bank may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Fund on behalf of the applicable Portfolio for any action taken or omitted by it in reasonable reliance upon such instructions or upon the opinion of such counsel. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

              6.4 In order that the indemnification provisions contained in this Section 6 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the Fund of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

     7.       Covenants of the Fund and the Bank
              ----------------------------------

              7.1 The Fund shall on behalf of each Portfolio promptly furnish to the Bank the following:

                      (a) A certified copy of the resolution of the Trustees of the Fund authorizing the appointment of the Bank and the execution and delivery of this Agreement.

                      (b) A copy of the Declaration of Trust and By-Laws of the Fund and all amendments thereto.

              7.2 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

              7.3 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

              7.4 The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

              7.5 In case of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will

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                      endeavor  to notify  the Fund and to  secure  instructions from an authorized officer of the Fund as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

              7.6 Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Portfolio of the Fund are separate and distinct from the assets and liabilities of each other Portfolio and that no Portfolio shall be liable or shall be charged for any debt, obligation or liability of any other Portfolio, whether arising under this Agreement or otherwise.

     8.       Termination of Agreement
              ------------------------

              8.1 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

              8.2 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund on behalf of the applicable Portfolio(s). Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) months' fees.

     9.       Additional Portfolios
              ---------------------

              In the event that the Fund establishes one or more series of Shares in addition to Neuberger & Berman Genesis Portfolio, Neuberger & Berman Guardian Portfolio, Neuberger & Berman Partners Portfolio, Neuberger & Berman Manhattan Portfolio and Neuberger & Berman Selected Sectors Portfolio with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

     10.      Assignment
              ----------

              10.1 Except as provided in Section 10.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

              10.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

              10.3 The Bank may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(1)"), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(1) or (iii) a BFDS affiliate; provided, however, that the Bank shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

     11.      Amendment
              ---------

              This  Agreement may be amended or modified by a written  agreement
              executed  by  both  parties  and   authorized  or  approved  by  a
              resolution of the Trustees of the Fund.

     12.      Massachusetts Law to Apply
              --------------------------

              This  Agreement  shall be  construed  and the  provisions  thereof
              interpreted   under  and  in  accordance  with  the  laws  of  the
              Commonwealth of Massachusetts.

     13.      Force Majeure
              -------------

              In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

     14.      Consequential Damages
              ---------------------

              Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

     15.      Merger of Agreement
              -------------------

              This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

     16. Limitations of Liability of the Trustees, Shareholders, Officers, Employees and Agent
              -----------------------------------------------------------------

              The parties agree that neither the Shareholders, Trustees, officers, employees nor any agent of the Fund shall be liable hereunder and that the parties to this Agreement other than the Fund shall look solely to the Fund property for the performance of this Agreement or payment of any claim under this Agreement.

     17.      Counterparts
              ------------

              This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     18.      Notices
              -------

              All notices, requests, consents and other communications hereunder (collectively "communications") shall be in writing and shall be personally delivered or mailed, first class postage prepaid,

                      (a)     if to the Fund, to

                              Equity Managers Trust
                              605 Third Avenue
                              New York, N.Y. 10158
                              Attention:  Michael J. Weiner
                                          Vice President

                      (b)     if to the Bank, to

                              Boston Financial Data Services, Inc.
                              Two Heritage Drive
                              North Quincy, MA 02171
                              Attn:  Neuberger & Berman Fund Group

              or such other address as either party shall have furnished to the other in writing; provided that any communication may be sent by "tested" telex or any other form of electronic transmission capable of producing a permanent record and agreed upon by the parties in writing.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                              EQUITY MANAGERS TRUST



                            BY: /s/ Michael J. Weiner
                                -------------------------
                                Michael J. Weiner

     ATTEST:


     /s/ Claudia A. Brandon
     ------------------------
     Claudia A. Brandon


                               STATE STREET BANK AND TRUST COMPANY


                             BY: /s/ Ronald E. Logue
                                 ------------------------------
                                 Roanld E. Logue
                                 Executive Vice President


     ATTEST:


      /s/ Janice M. Duffy
     ----------------------
     Janice M. Duffy

                        STATE STREET BANK & TRUST COMPANY
                          FUND SERVICE RESPONSIBILITIES


                                                  Responsibility
                                                  --------------

       Service Performed                           Bank    Fund
       -----------------                           ----    ----

       1.      Receive orders for the purchase      X
               of Shares.

       2.      Hold Shares in Shareholders          X
               accounts.

       3.      Receive withdrawal requests.         X

       4.      Pay over monies to withdrawing       X
               Shareholders.

       5.      Maintain records of account.         X

       6.      Maintain and keep a current and      X
               accurate control book for each
               issue of securities.

     EQUITY MANAGERS TRUST                      STATE STREET BANK AND TRUST
                                                  COMPANY



     By: /s/ Michael J. Weiner                  By: /s/ Ronald E. Logue
        ------------------------                   -----------------------
        Michael J. Weiner                          Ronald E. Logue

     Attest: /s/ Claudia A. Brandon             Attest: /s/ Janice M. Duffy
              ----------------------                    --------------------
               Claudia A. Brandon                       Janice M. Duffy

                                  FEE SCHEDULE
                                       FOR
                            TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                       STATE STREET BANK AND TRUST COMPANY
                                       AND
                              EQUITY MANAGERS TRUST


              In reference to Section 2 of the Transfer Agency Agreement, there shall be no additional fees or out-of-pocket expenses charged to any Portfolio under this Agreement. Any compensation to be provided to the Bank for the services provided hereunder is set forth in the Custody Agreement between the Fund and the Bank dated as of August 2, 1993.




              Dated As Of August 2, 1993.



              EQUITY MANAGERS TRUST


              BY: /s/ Michael J. Weiner
                 -----------------------
                 Michael J. Weiner

     ATTEST:


      /s/ Claudia A. Brandon
     --------------------------
     Claudia A. Brandon



              STATE STREET BANK AND TRUST COMPANY


              BY: /s/ Ronald E. Logue
                  --------------------------
                  Ronald E. Logue
                  Executive Vice President


     ATTEST:


      /s/ Janice M. Duffy
     ------------------------
     Janice M. Duffy